Exhibit 99.1

JOINT NEWS RELEASE

FOR IMMEDIATE RELEASE

New Peoples Bank, Inc. and its wholly-owned subsidiary NPB Insurance Services, Inc., is teaming up with The Hilb Group of Virginia dba CSE Insurance Services, a division of The Hilb Group, LLC

Honaker, VA July 22, 2016 – New Peoples Bank, Inc. (a wholly-owned subsidiary of New Peoples Bankshares, Inc.) and its wholly-owned subsidiary NPB Insurance Services, Inc. (together the “Company”), announced today it is teaming up with The Hilb Group of Virginia dba CSE Insurance Services, a division of The Hilb Group, LLC (or “CSE”), located in Abingdon, Virginia, to provide insurance services for its current and future customers. As of July 1st, current NPB Insurance Services, Inc. customers will be serviced by CSE and the Company will refer future insurance needs of its banking customers to CSE.

“Collaborating with CSE will allow us to better focus on our core banking model and our planned growth while CSE will be able to provide a broader spectrum of insurance products and bring their decades of expertise in the insurance business to our customers,” said C. Todd Asbury, President and CEO of New Peoples Bankshares, Inc. “We are incredibly excited about teaming up with CSE as they are a familiar and trusted brand in our footprint and are well-equipped to meet our customer’s needs.”

“NPB Insurance has built an excellent reputation on providing great customer service and insurance services to its banking customers,” said Billy Witt, who leads CSE’s operations in Abingdon. “We look forward to continuing that level of service to NPB Insurance’s existing clients as well as being a valuable resource to the Bank going forward while expanding our presence in our area.”

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary, New Peoples Bank, Inc., provides banking products and services through its 19 locations throughout southwestern Virginia, eastern Tennessee, and southern West Virginia. The Company’s common stock is traded over the counter under the trading symbol “NWPP”. Additional investor information can be found on the Company’s website at www.npbankshares.com.

Contact Information for New Peoples Bankshares, Inc.

C. Todd Asbury

276-873-7000

About the Hilb Group

The Hilb Group is a leading middle-market insurance agency headquartered in Richmond, Virginia and is a portfolio company of Boston-based private equity firm, ABRY Partners. The Hilb Group seeks to grow through targeted acquisitions in the middle market insurance brokerage space. Please visit our website at: http://hilbgroup.com.

Media Contact for the HILB Group

Margaret Clary

804-205-1209

mclary@hilbgroup.com

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company's Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent fiscal year end. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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